UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Gold Resource Corporation
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2886 Carriage Manor Point • Colorado Springs, CO 80906

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

JUNE 19, 2014

To the Shareholders of Gold Resource Corporation:

NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders of Gold Resource Corporation (the “Company”) will be held at the Denver Marriott West, 1717 Denver West Boulevard, Golden, Colorado 80401, on Thursday, June 19, 2014 at 10:00 a.m. Mountain time, to:

(1)	Elect the four (4) directors named in the attached proxy statement to serve until the next annual meeting of shareholders and until their successors are elected and qualified;

(2)	Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014;

(3)	To hold an advisory vote to approve the compensation of the Company’s named executive officers as described in the Company’s 2014 proxy statement (the “Say-on-Pay Proposal”); and

(4)	Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice. Please read it carefully.

Only holders of record of the Company’s common stock as of the close of business on April 23, 2014, the record date for the Annual Meeting, are entitled to notice of and to vote at the meeting, or at any adjournments or postponements thereof. A list of shareholders entitled to vote at the annual meeting will be available for examination by any shareholder at the annual meeting and for ten days prior to the annual meeting at our principal executive offices located at 2886 Carriage Manor Point, Colorado Springs, Colorado 80906.

YOUR VOTE IS IMPORTANT. You are urged to submit your proxy so that your shares can be voted at the meeting in accordance with your instructions. You can submit your proxy electronically through the Internet or by telephone, or if you request or otherwise receive a paper proxy card, by completing and signing the enclosed proxy card and mailing it in the postage-paid envelope. You are cordially invited to attend the meeting in person and may vote your shares in person at the meeting, in which case your proxy will be automatically revoked.

Colorado Springs, Colorado	/s/ Jessica M. Browne
April 30, 2014	Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting of Shareholders to be held on Thursday, June 19, 2014:

The Proxy Statement and Annual Report to Shareholders for the year ended December 31, 2013 of Gold Resource Corporation are available on the internet at http://www.proxyvote.com

GOLD RESOURCE CORPORATION

2886 Carriage Manor Point • Colorado Springs, CO 80906

PROXY STATEMENT FOR THE 2014

ANNUAL MEETING OF SHAREHOLDERS

This proxy statement and the accompanying proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Gold Resource Corporation (“we”, “our”, “us” or the “Company”), to be voted at the Annual Meeting of Shareholders, which will be held at 10:00 a.m. Mountain time on Thursday, June 19, 2014, at the Denver Marriott West, 1717 Denver West Boulevard, Golden, Colorado 80401, or at any adjournment or postponement of the meeting. This proxy statement, the enclosed proxy card, and our Annual Report to Shareholders for the fiscal year ended December 31, 2013, were first provided to our shareholders on or about May 8, 2014. All shareholders are invited to attend the meeting in person.

If a proxy is properly completed and submitted in time to be voted at the meeting, the shares represented will be voted in accordance with the instructions contained therein. Shareholders may vote electronically through the Internet by logging on to the website www.proxyvote.com and following the instructions provided or by telephone toll-free at 1-800-690-6903 using a touch-tone telephone and following the menu instructions. Shareholders who request and/or otherwise receive a paper proxy card may also vote their shares by completing and signing the enclosed proxy card and mailing it in the postage-paid envelope. Signing and returning the proxy card or submitting the proxy via the Internet or telephone does not affect a shareholder’s right to vote in person at the meeting. Executed proxies that contain no instructions will be voted FOR each of the individuals nominated for director, FOR the ratification of KPMG LLP as our independent registered public accounting firm, FOR the Say-on-Pay Proposal and in accordance with the judgment of the person named as proxy on any other matters brought before the meeting. Other than the matters identified in the Notice of Annual Meeting, we know of no additional matters to be brought before the meeting.

Shareholders who execute proxies for the annual meeting may revoke their proxies at any time prior to their exercise by delivering written notice of revocation to us, by delivering a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Presence at the meeting by a shareholder who has submitted a proxy does not in itself revoke the proxy. With respect to voting in person at the meeting, please note that shares may only be voted by the record owner of the shares, so any shareholders whose shares are held in the name of a bank, broker or other so-called “nominee holder” and who wish to vote those shares in person at the meeting must obtain a valid proxy from the nominee holder (e.g. the bank or broker) in order to vote the shares in person at the meeting.

Record date

The Board of Directors has fixed the close of business on April 23, 2014 as the record date for the determination of shareholders entitled to notice of, and to vote at the meeting. Only shareholders of record of our common stock at the close of business on that date are entitled to notice of, and to vote at the annual meeting.

Proposals to be submitted at the Annual Meeting

At the meeting, shareholders will be acting upon the following proposals:

(1)	Elect four (4) directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified;

(2)	Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014;

(3)	To hold an advisory vote to approve the compensation of the Company’s named executive officers as described in the Company’s 2014 proxy statement (the “Say-on-Pay Proposal”); and

(4)	Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Information Concerning Voting and Solicitation

As of the record date, there were 54,179,369 shares of common stock outstanding. Each share of common stock is entitled to one vote.

Quorum. The presence in person or by proxy of not less than one-third of the outstanding common stock of the Company as of the record date will constitute a quorum for the transaction of business at the annual meeting. For purposes of determining the presence of a quorum, shares present at the annual meeting that are not voted, such as abstentions and “broker non-votes,” will be treated as shares that are present at the meeting. If a quorum is not present in person and by proxy at the meeting, or if fewer shares are present in person or by proxy than the minimum required to take action with respect to any proposal presented at the meeting, the chairman of the meeting or the shareholders entitled to vote at such meeting, present in person or by proxy, have the power to adjourn the meeting to a date not more than 120 days after the original record date without notice other than announcement at the meeting.

Broker Non-Votes. Broker non-votes occur when a broker has not received directions from its customer and does not have the discretionary authority to vote the customer’s shares. The proposal to ratify the appointment of the independent registered public accounting firm (Proposal 2) is considered a routine matter and shares may be voted by brokers without instructions from its customers. The election of directors (Proposal 1) and the Say-on Pay Proposal (Proposal 3) are non-routine proposals and shares may not be voted by brokers in the absence of specific instructions from the customer.

Votes Required To Approve the Proposals.

Proposal 1—Election of Directors. In the election of directors, you may vote “FOR” one or more of the nominees or you may vote “WITHHOLD” your vote for one or more of the nominees. The four nominees for director receiving the greatest number of votes cast at the meeting in person or by proxy will be elected. Accordingly, withhold votes and broker non-votes will have no impact on the election of directors in Proposal 1, except to the extent that the failure to vote for an individual may result in other nominees receiving a larger percentage of votes. You may not cumulate your votes for the election of directors.

Proposal 2—Ratification of Appointment of KPMG LLP. In the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2014, you may vote “FOR,” “AGAINST” or “ABSTAIN.” This proposal requires the affirmative vote of a majority of those shares present in person or represented by proxy, entitled to vote, and actually voting on the proposal at the annual meeting. Abstentions are not treated as voting on this proposal.

Proposal 3—Advisory Vote to Approve Executive Compensation. In the advisory vote to approve executive compensation, you may vote “FOR,” “AGAINST” or “ABSTAIN.” This proposal requires the affirmative vote of a majority of those shares present in person or represented by proxy, entitled to vote, and actually voting on the proposal at the annual meeting. Abstentions are not treated as voting on this proposal. Since the vote is advisory, it is not binding on the Company, the Compensation Committee or our Board. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as it deems appropriate.

Solicitation. We may use the services of our directors, officers, employees and contractors to solicit proxies, personally or by telephone, but at no additional salary or compensation. We will also request banks, brokers and others who hold our common stock in nominee names to distribute proxy soliciting materials to beneficial owners and will reimburse such banks and brokers for reasonable out-of-pocket expenses which they may incur in so doing.

Expenses

The cost of the meeting, including the cost of preparing and mailing this proxy statement and proxy, will be borne by us.

Availability of Annual Report

The annual report to shareholders delivered with the proxy statement includes important information about the Company, including information from our annual report on Form 10-K for the year ended December 31, 2013 as filed with the Securities and Exchange Commission (“SEC”). We will furnish to any shareholder without charge upon written request a copy of our annual report on Form 10-K. The annual report on Form 10-K includes a list of all exhibits thereto. We will furnish copies of such exhibits upon written request and payment of our reasonable expenses in furnishing such exhibits. Each such request must include a good faith representation that, as of the record date, the person making such request was a beneficial owner of shares of Gold Resource Corporation common stock entitled to vote at the annual meeting of shareholders. Such written request should be directed to the attention of Jessica Browne, Corporate Secretary, at Gold Resource Corporation, 2886 Carriage Manor Point, Colorado Springs, CO 80906.

Principal Office

The principal executive office of our Company is located at 2886 Carriage Manor Point, Colorado Springs, CO 80906. Our telephone number at this address is (303) 320-7708.

We file reports with the SEC that can be accessed on the Company’s website www.goldresourcecorp.com or on the SEC’s website www.sec.gov.

YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR PROXY PROMPTLY BY INTERNET, TELEPHONE OR MAIL SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors currently consists of four members, each of whom are nominated by the Board of Directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

Directors

The following table reflects our directors and nominees, including one who also serves as an executive officer as of the date of this proxy statement:

Name	Age	Positions With the Company	Board Position Held Since
Bill M. Conrad (1), (2), (3)	57	Chairman of the Board	2006
Jason D. Reid	41	CEO, President and Director	2010
Tor Falck(1), (2), (3)	75	Director	2010
Gary C. Huber (1), (2), (3)	62	Director	2013

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Governance Committee.

The following information summarizes the business experience for at least the last five years of each of the four individuals who are nominated for election to our Board of Directors, each of whom has indicated his willingness to serve and consented to being named in this proxy statement:

Bill M. Conrad. Mr. Conrad was elected to the Board of Directors on June 1, 2006 and began serving as Chairman of the Board effective January 1, 2014. Mr. Conrad has previously served as the Chairman of our Audit Committee and is currently the Chairman of our Compensation Committee and Nominating and Governance Committee. From 1990 to 2012, Mr. Conrad served as Vice President, Chief Financial Officer and a director of MCM Capital Management Inc., a privately-held financial management and consulting company he co-founded. From May 2005 until September 2008, Mr. Conrad served as the Vice President and Secretary of Brishlin Resources, Inc., now known as Synergy Resources Corporation (NYSE MKT: SYRG), a Colorado-based corporation engaged in the oil and gas industry. Mr. Conrad continues to serve as a director of Synergy Resources, a position he has held since the company’s inception in 2005, and has served as a member of the Audit Committee and as Chairman of the Compensation Committee since September 2008. Other than Synergy Resources, he has not served on the board of directors of any other public companies or registered investment companies during the past five years. Our Board believes that the management and corporate finance experience developed by Mr. Conrad over many years serving as an executive officer and director of numerous publicly-traded companies, as well as his familiarity with relevant accounting principles and financial statement presentation, make him well-qualified to serve on our Board of Directors.

Jason D. Reid. Jason Reid was named Chief Executive Officer effective October 1, 2013 in addition to serving as President since July 1, 2010. He has served as a director since November 2010. He joined the Company in May 2006 as the corporate development strategist and served as our Vice President of Corporate Development from January 2008 until July 1, 2010 and in that capacity, he was responsible for formulating corporate growth strategies, capital formation, retail and institutional promotion. Mr. Reid was part of a management team that helped the Company evolve from an exploration stage start-up company to the gold and silver producer it is today. Prior to joining Gold Resource Corp., Mr. Reid spent 13 years successfully operating two private businesses he founded. Mr. Reid received a Bachelor of Science degree in 1995 from Fort Lewis College. Mr. Reid was appointed to the board of directors of Canamex Resources Corp. (TSX.V:CSQ) in April 2014. Our Board believes that Jason Reid’s experience founding and operating his own business, as well as his mining industry experience and significant participation in the development of business strategy and decision-making for the Company since its IPO in 2006 provides him with the appropriate experience and qualifications to serve as a member of our Board.

Tor Falck. Tor Falck was appointed to the Board of Directors on August 17, 2010. He also serves as a member of our Audit Committee and our Compensation Committee. From January 2006 to December 2012, Mr. Falck served as a director for Blackstone Ventures Inc. (TSX-V: BLV), a Canadian mineral exploration company focused on exploring and developing base metals in Scandinavia. From April 2007 to December 2008, Mr. Falck also provided investor relations services to Blackstone Ventures. From August 2006 until December 2012, Mr. Falck served as a director of Blackstone Nickel AB and Blackstone Nickel NUF, Norwegian subsidiaries of Blackstone Ventures. From July 2003 to February 2007, Mr. Falck provided investor relations services to Bema Gold, which was later acquired by Kinross Gold Corporation (NYSE:KGC). Other than Blackstone Ventures and its subsidiaries, he has not served on the board of directors of any other public companies or registered investment companies during the past five years. Mr. Falck obtained a degree from Economic College in Bergen, Norway in 1959, a degree in Mathematics and Statistics in 1966 from the University of Frankfurt am Main, Germany, and a BA in economics in 1980 from Bankakademiet in Oslo, Norway. Our Board believes that Mr. Falck’s experience with companies in the mining industry and his relationships in the European investment community provide him with the skills and experience necessary to serve as a member of our Board of Directors.

Gary C. Huber. Dr. Huber was appointed to serve on our Board of Directors on January 30, 2013. He is a mining executive with over 35 years of natural resource experience. He is the founder and managing member of Rangeland E&P, LLC, a private company established for oil and gas exploration in 2006. From 2010 to 2011, Dr. Huber served as an independent director of Capital Gold Corp., a gold mining company with operations in Mexico which eventually merged into AuRico Gold Inc. (NYSE: AUQ), including serving on the Audit and Corporate Governance Committees. From 2007 to 2012, Dr. Huber was the president and chief executive officer of Neutron Energy, Inc., a private uranium development company operating in the western United States. Dr. Huber was one of the founders of Canyon Resources Corporation in 1979, which subsequently merged into Atna Resources Ltd. (TSX: ATN), and served in various capacities there until 2006, including as director, chief financial officer, vice president of finance, treasurer and secretary. He also served as the president and chief executive officer of CR Minerals Corporation, a subsidiary of Canyon Resources, from 1987 to1998. Dr. Huber holds a Ph.D in geology from Colorado School of Mines and received a Bachelor of Science in Geology from Fort Lewis College. He is a fellow of the Society of Economic Geologists (SEG), a member of the Society for Mining, Metallurgy and Exploration (SME) and a Utah registered Professional Geologist. Dr. Huber also was formerly a director of the Denver Gold Group, a not-for-profit industry association for publicly-traded precious metal companies. Our Board believes that Dr. Huber is well-qualified to serve as a director of the Company as a result of his extensive mining industry experience including in areas of executive management and finance developed by serving as an executive officer and director of publicly traded natural resource companies.

2013 Director Compensation

We pay our independent directors a monthly cash retainer fee. Mr. Conrad received $12,000 per month until September 2013 and received $15,000 per month beginning October 2013. Mr. Falck received $6,000 per month until September 2013 and received $8,000 per month beginning October 2013. Dr. Huber joined the Board of Directors on January 30, 2013 and received a monthly retainer of $3,000 per month, which was increased to $6,000 per month in June and $9,000 per month in October. Dr. Huber received a stock option award in connection with his appointment to the Board and each of our current directors received a stock option award in September 2013 in lieu of any cash bonus compensation for fiscal year 2013. Mr. Conrad receives a higher monthly retainer fee to compensate for his increased duties arising from his service as Chairman of the Board and as chairman of several committees. Dr. Huber received an increase in compensation during 2013 to reflect the increase in his duties when he succeeded Mr. Conrad as chairman of the Audit Committee.

The table below summarizes the compensation of our independent directors and whose compensation is not disclosed in the Summary Compensation Table on pages 19-20 for the fiscal year ended December 31, 2013:

Name	Fees Earned or paid in Cash	Stock Awards	Option Awards(1)		Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Bill M. Conrad	$153,000	—	$236,291	(2)	—	$1,252	(3)	$390,538
Tor Falck	78,000	—	63,011	(4)	—	1,252	(3)	142,256
Gary C. Huber	66,000	—	683,331	(5)	—	1,252	(3)	750,578
Isac Burstein	36,000	—	—		—	495,000	(6)	531,000
Robert C. Muffly	3,000	—	—		—	—		3,000

(1)	Valued using the Black-Scholes-Merton option pricing model. Please refer to Note 13 to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2013 for certain assumptions made in connection with these estimates.
(2)	The director received an option to purchase 75,000 shares of common stock for $7.24 per share which vested immediately and expires ten years from the date of grant.
(3)	The director received one one-ounce gold round and one one-ounce silver round valued together at $1,252 on the date of gift.
(4)	The director received an option to purchase 20,000 shares of common stock for $7.24 per share which vested immediately and expires ten years from the date of grant.
(5)	The director received an option to purchase 100,000 shares of common stock for $13.51 per share which vested immediately and expires ten years from the date of grant and an option to purchase 40,000 shares of common stock for $7.24 per share which vested immediately and expires ten years from the date of grant.
(6)	The director exercised 100,000 stock options on August 23, 2013 at an exercise price of $3.95.

All directors are reimbursed for reasonable and necessary expenses incurred in their capacities as such.

Communications to the Board of Directors

Our Board of Directors maintains a policy of reviewing and considering communications from our shareholders. Any shareholder who desires to contact the Board of Directors may do so by fax, telephone, or regular mail to the Board of Directors, via the attention of our Corporate Secretary, Jessica Browne. Shareholders can also send electronic communications to the Board via e-mail to

jessicabrowne@goldresourcecorp.com. Such communications may also be forwarded to the Board by mail in a sealed envelope addressed to an individual director, the non-management directors or the Board by mailing to our corporate headquarters in Colorado Springs. We will deliver the envelope unopened (1) if addressed to a director, to such director, (2) if addressed to the Board, to the Chairman of the Board who will report on the contents to the Board, or (3) if addressed to the non-management directors, to the Chair of the Audit Committee who will report on the contents to the non-management directors.

Our directors periodically review communications from shareholders and determine, at their discretion, whether the communication addresses a matter that is appropriate for consideration by the Board. Directors may also attend the annual meeting of shareholders and receive communications directly from shareholders at that time.

Board Leadership Structure and Risk Oversight

The Board does not have a policy regarding the separation of the roles of CEO and Chairman of the Board, as the Board believes it is in the best interest of our Company to make that determination periodically based on the position and direction of our Company and the membership of the Board. At the present time, our CEO and Chairman roles are separated. Upon the retirement of William Reid as CEO in September 2013 and from the Board of Directors in December 2013, Jason Reid was appointed to succeed William Reid as CEO and the Board of Directors determined that it was in the best interest of the Company for Mr. Conrad to serve as Chairman of the Board. As the next longest tenured director, Mr. Conrad brings extensive knowledge of the Company’s history and his experience with various companies in natural resource industries. He works closely with Jason Reid in his capacity as Chairman. The Board also does not have a policy that designates a lead independent director at this time; however, Mr. Conrad as Chairman of the Board and the former Chairman of the Audit Committee, leads meetings of the independent directors.

Companies such as ours face a variety of risks, including financial reporting, legal, credit, liquidity, and operational risk. The Board believes an effective risk management system will (1) timely identify the material risks that we face, (2) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board Committee, (3) implement or oversee implementation of appropriate and responsive risk management strategies consistent with our risk profile, and (4) integrate risk management into our decision-making.

The Board as a whole oversees risk management after receiving briefings from management and advisors as well as based on its own analysis and conclusions regarding the adequacy of our risk management processes.

Director Independence

As of the date of this proxy statement, we have four directors, including three independent directors, as follows:

•	Bill M. Conrad (independent);

•	Tor Falck (independent);

•	Gary C. Huber (independent); and

•	Jason D. Reid.

An “independent” director is a director whom the Board of Directors has determined satisfies the requirements for independence under the Sarbanes–Oxley Act of 2002, section 10A(m)(3) of the Exchange Act and under section 803A of the NYSE MKT LLC Company Guide (“NYSE MKT Rules”).

Board Committees and Meetings

The Board of Directors maintains an Audit Committee and a Compensation Committee. A Nominating and Governance Committee was implemented by the Board of Directors in January 2014. During the year ended December 31, 2013, the Board of Directors met six times, including one non-executive session, and took action by consent in lieu of a meeting on seven other occasions. No director attended less than 75% of the Board meetings held during 2013. All directors attended the 2013 Annual Shareholders’ Meeting.

Audit Committee. The Audit Committee has been established to oversee the accounting and financial reporting of the Company and is currently comprised of Gary Huber as Chairman, Bill Conrad, and Tor Falck. Each of the Audit Committee members is independent under the NYSE MKT Rules. Among other duties, the Audit Committee is responsible for engaging the independent registered public accounting firm to conduct the financial audit for the Company and to confirm, prior to such engagement, that such independent registered public accounting firm is independent of the Company.

It is the policy of the Audit Committee to review and approve the engagement of the independent auditors, including the scope, extent and procedures of audit and non-audit services to be performed for the Company, the content and results of the audit performed by the auditors and any recommendations made by the auditors and to oversee any other aspects of the engagement of the independent auditors, including but not limited to resolution of disagreements between management and the auditor regarding financial reporting and other audit, review or attest services, and the compensation to be paid therefore, and all other matters the Audit Committee deems appropriate. The Audit Committee also oversees our financial reporting process, and is responsible for drafting an Audit Committee Report to be included with our proxy statement.

Our Board of Directors has determined that Dr. Huber, the Chairman of the Audit Committee, qualifies as an audit committee financial expert, as defined by the applicable regulations of the SEC, in that he has (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls over financial reporting; and (v) an understanding of the audit committee functions. Dr. Huber acquired these attributes through his experience serving as chairman of the audit committee, a director and executive officer of other publicly traded companies.

The Audit Committee held six meetings during the last fiscal year and no Audit Committee member attended less than 75% of the meetings. The full responsibilities of the Audit Committee are set forth in its formal written charter, which is available on our web site at www.goldresourcecorp.com.

Audit Committee Report. The Audit Committee of the Board of Directors is pleased to present this Audit Committee Report:

We have reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2013 with management and have reviewed related written disclosures of KPMG LLP, our independent registered public accounting firm for 2013, of the matters required to be discussed by SAS 61, as superceded by SAS 114, with respect to those statements. We have reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board No. 1 (Independence Standards Board Standard No. 1, Independence

Discussions with Audit Committees) and have discussed with KPMG LLP its independence in connection with its audit of our most recent financial statements. Based on this review and these discussions, we recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013.

Gary C. Huber (Chairman and member)

Bill M. Conrad (member)

Tor Falck (member)

Compensation Committee. The Compensation Committee, currently comprised of Bill Conrad (Chairman), Tor Falck and Gary Huber, is responsible for reviewing and recommending the compensation of our executive officers and directors and making recommendations to the Board regarding our general compensation, benefits, perquisites, policies and practices, including, without limitation, our incentive compensation plans and equity-based compensation plans, and is responsible for drafting a Compensation Committee Report to be included with our proxy statement. Each of the Compensation Committee members meets the definition of “independent” as defined in the NYSE MKT Rules. The Compensation Committee has adopted a formal charter, a copy of which is available on our website at www.goldresourcecorp.com.

In performing its functions, the Compensation Committee considers, among other things, the types and amounts of compensation that have been paid to our executives and directors in the recent past, as well as recent individual and overall Company performance. The Compensation Committee held three meetings during the last fiscal year and no Compensation Committee member attended less than 75% of the meetings.

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee was ever an officer of the Company or served as an employee or participated in a related party transaction during the last fiscal year. No member of the Compensation Committee or executive officer of our Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Nominating and Governance Committee. The Board established a Nominating and Governance Committee effective January 2014 with Bill Conrad (Chairman), Tor Falck and Gary Huber as members. The Nominating and Governance Committee acts pursuant to its charter and is primarily responsible for (1) identifying and evaluating qualified individuals to become members of the Board or to fill any vacancies that arise, including suggestions from members of the Board as well as from shareholders, and to recommend such nominees to the Board; (2) determining the criteria for which the Committee will use to evaluate such candidates for director; (3) periodically reviewing the function and size of the Board and making recommendations to the Board; (4) evaluating the Company’s corporate governance practices and recommending any changes to those guidelines or constituent documents; (5) evaluating the effectiveness of the Board and its committees, its membership and its structure; and (6) developing effective continuing education guidelines for the members of the Board. Prior to the implementation of the committee, the independent members of the Board fulfilled the nominating function and the full Board was responsible for monitoring and implementing the Company’s corporate governance practices.

The committee will consider director candidates nominated by shareholders and will apply the same criteria to all nominees, including shareholder recommendations. A shareholder who wishes to recommend a prospective director nominee should send a letter directed to the attention of Jessica Browne, Corporate Secretary, 2886 Carriage Manor Point, Colorado Springs, CO 80906. Such letter must be signed and dated and submitted by the date mentioned in this proxy statement under the heading “Proposals of Shareholders for Presentation at the Next Annual Meeting of Shareholders.” The

information required by Regulation 14A of the Securities Exchange Act must be included in or attached to the letter, including but not limited to:

•	name and address of the shareholder making the recommendation;

•	proof that the shareholder was the shareholder of record, and/or beneficial owner of common stock as of the date of the letter;

•	the name, address and resume of the recommended nominee; and

•	the written consent of the recommended nominee to serve as a director if so nominated and elected.

Specific minimum qualifications for directors and director nominees which the committee believes must be met in order to be so considered include strategic managerial and financial skills and experience, expertise, and knowledge in areas that are important to us. Other considerations include diversity, exemplary personal integrity and reputation, sound judgment, potential or actual conflicts of interest, and sufficient time and willingness to devote to the discharge of his or her duties.

Board Diversity

We do not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, our Nominating and Governance Committee will annually review the individual skills and characteristics of our directors, as well as the composition of the Board as a whole, and strive to nominate individuals with a variety of complementary skills so that, as a group, the Board possesses the appropriate talent, skills, and expertise to oversee our businesses. This assessment includes consideration of independence, diversity, age, skills, expertise, time availability, and industry backgrounds in the context of the needs of the Board and our Company. A broad range of perspectives are considered, including both the personal characteristics (gender, ethnicity, age) and experience (industry, professional, public service) of directors and prospective nominees to the Board.

Code of Ethics

We maintain a written Code of Ethics, a copy of which is available on our website at www.goldresourcecorp.com.

Vote Necessary to Approve Proposal 1; Board Recommendation

If a quorum is present at the meeting, directors are elected by a plurality of votes (i.e., the four candidates receiving the highest number of votes will be elected to the Board of Directors). You may vote for all of the nominees as directors, or withhold your vote from any or all of the nominees as directors. Each share of common stock is entitled to one vote on this proposal. There is no cumulative voting for directors. The Board of Directors unanimously recommends a vote FOR all the nominees listed above, and proxies solicited by the Board of Directors will be so voted in the absence of instructions to the contrary.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP to serve as the independent registered public accounting firm for the year ending December 31, 2014 and this proposal asks shareholders to ratify the

Audit Committee’s selection of the independent auditors. KPMG LLP served as our independent registered public accounting for the fiscal year ended December 31, 2013. StarkSchenkein, LLP previously served as our independent registered public accounting firm from 2005 to March 18, 2013. Neither KPMG nor any of its respective members or associates, has or has had during its tenure with us, any financial interest in the business or affairs, direct or indirect, or any relationship with us other than in connection with its duties as out independent auditors. Representatives of KPMG LLP are expected to be present at the annual meeting to respond to shareholders’ questions and to make any statements they consider appropriate.

Ratification by our shareholders of the selection of KPMG as our independent registered public accounting firm is not required by applicable law, our articles of incorporation, our bylaws or otherwise. However, our Board of Directors is submitting the selection of KPMG to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify this selection, our Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, our Audit Committee in its discretion may direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Fees Paid to Independent Auditors

The following tables set forth the fees billed by KPMG during 2013 and by StarkSchenkein during 2012 for services rendered in connection with our annual audits and quarterly reviews, as well as for any other non-audit services provided by the firms:

	KPMG 2013	StarkSchenkein 2012
Audit Fees	$861,165	$561,123
Audit Related Fees	49,406	102,610
Tax Fees	15,000	44,278
All Other Fees	—	600

Total Fees	$925,571	$708,611

Audit Fees. This category includes fees related to the audit of our annual financial statements; review of financial statements included in our quarterly reports on Form 10-Q, the audit of management’s assessment of the effectiveness as well as the audit of the effectiveness of our internal control over financial reporting included in our Form 10-K as required by Section 404 of the Sarbanes-Oxley Act of 2002; and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements during those fiscal years.

Audit-Related Fees. This category consists of assurance and related services provided by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

Tax Fees. This category consists of professional services rendered by the independent registered public accounting firm primarily in connection with our tax compliance activities, including the preparation of tax returns and technical tax advice related to the preparation of tax returns.

All Other Fees. This category consists of fees for other corporate services that are not included in the other categories of fees.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The independent registered public accounting firm is required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with such pre-approval.

During fiscal 2013, the Audit Committee approved in advance all audit and non-audit services to be provided by KPMG LLP. The Audit Committee has determined that the non-audit services rendered by KPMG LLP during fiscal 2013 and by StarkSchenkein during fiscal 2012 were compatible with maintaining the independence of the respective independent registered public accounting firms.

Change in Accountants

On March 18, 2013, our Audit Committee dismissed StarkSchenkein, LLP and engaged KPMG LLP after reviewing alternative engagements of independent registered public accounting firms, including the continued engagement of StarkSchenkein. The audit reports of StarkSchenkein on the consolidated financial statements of the Company and its subsidiaries as of and for the years December 31, 2012 and 2011, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to change accountants was approved by our Audit Committee. During the two fiscal years ended December 31, 2012 and 2011, and the subsequent interim period through March 18, 2013, there were no (1) disagreements between us and StarkSchenkein on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference thereto in their reports on the consolidated financial statements for such years, or (2) “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

During the two most recent years ended December 31, 2013 and 2012, the Company has not consulted with KPMG regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided to the Company by KPMG that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Vote Necessary to Approve Proposal 2; Board Recommendation

If a quorum is present at the meeting, the affirmative vote of a majority of the votes cast in person or by proxy at the annual meeting is required for the ratification of the appointment of the independent registered public accounting firm. Each share of common stock is entitled to one vote on this proposal. The Board of Directors recommends a vote FOR the ratification of appointment of KPMG LLP as the independent registered public accounting firm, and proxies solicited by the Board of Directors will be so voted in the absence of instructions to the contrary.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) permits the shareholders of Gold Resource Corporation to cast an advisory (non-binding) vote at the annual meeting in relation to the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules (referred to herein as the “Say-on-Pay Proposal”). At our 2011 Annual Meeting of Shareholders, the shareholders approved the frequency of submitting the Say-On-Pay Proposal to shareholders every three years. Thus, we are submitting this advisory vote to shareholders at the upcoming annual meeting.

As described more fully in the Compensation Discussion & Analysis below, our executive compensation program is structured to align the interests of our executive officers with those of our non-affiliated shareholders and to fairly reward them for creating shareholder value and for achieving our business objectives. Our primary objectives are to retain our executives and have the ability to attract new executives as necessary and to fairly compensate our current executives, including rewarding performance that supports our principles of building shareholder value, and may also recognize individual performance from time to time.

We believe that our executive compensation program, which relies on clear and simple objectives for executive performance and reward, has been effective at incenting the achievement of positive results and strong financial performance by our named executive officers, appropriately aligning pay and performance and in enabling us to attract and retain very talented executives within our industry.

We are asking our shareholders to indicate their support for our executive compensation program as described in this proxy statement. This proposal gives our shareholders the opportunity to express his or her views on our fiscal year 2013 executive compensation policies and procedures. It is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and procedures described in this proxy statement. Accordingly, we ask our shareholders to vote on an advisory basis on the following resolution:

“RESOLVED, that the compensation paid to the named executive officers of Gold Resource Corporation, as disclosed pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion & Analysis, compensation tables and related narrative discussion, is hereby APPROVED.”

The vote on Proposal 3 is not intended to address any specific element of compensation and is advisory, which means that the vote is not binding on the Company, our Board of Directors or our Compensation Committee. However, our Board of Directors and the Compensation Committee will review the voting results in connection with their ongoing evaluation of our compensation programs and will consider the outcome of the vote when making future compensation decisions.

Compensation Committee Report

The Compensation Committee is pleased to present the following Compensation Committee report:

We have reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based upon review of the discussions herein, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Bill M. Conrad (Chairman and member)

Tor Falck. (member)

Gary C. Huber (member)

Compensation Discussion and Analysis

The individuals who served as our principal executive officer and principal financial officer during the year ended December 31, 2013, as well as the other individuals included in the Summary Compensation Table below, are referred to as “named executive officers” throughout this Compensation Discussion and Analysis.

Overview of Compensation Philosophy, Objectives and Policies. We attempted to meet two main objectives when we designed our executive and employee compensation. First, the program is intended to be fully competitive so that we may attract, motivate and retain talented executives and key employees. Second, the program is intended to create an alignment of interests between our executives and key employees, on the one hand, and our shareholders, on the other, such that a portion of each executive’s or key employee’s compensation consists of equity awards. In this manner, if the price of our stock increases over time, our executive officers, key employees and our shareholders will benefit. The compensation program is designed to reward performance that supports our principles of building shareholder value, and may also recognize individual performance from time to time. The Compensation Committee is vested with the authority to review and recommend the compensation program structure and level of compensation for the executive officers, directors and key employees of our Company.

Our present compensation structure for the named executive officers generally consists of salary and incentive compensation. The incentive component consists of a short-term cash portion and a long-term equity portion. We believe the present structure achieves our compensation objectives; however, the Compensation Committee continues to consider additional ways to ensure consistency and enhance our Company’s compensation program and may add additional components or policies in order to assist our Company in achieving its compensation goals more effectively or efficiently. We believe that the present compensation structure appropriately aligns the interests of the executives and key employees with our shareholders by encouraging equity ownership through awards of stock options and stock grants to executive officers and key employees and to motivate our named executive officers and other key employees to contribute to an increase in shareholder value. While equity ownership is highly encouraged, we do not presently have a policy that requires our named executive officers or directors to own shares of our stock.

Annually the Compensation Committee reviews and recommends to the Board the level of compensation for the named executive officers and key employees. Our CEO reports to the Committee regarding the individual performance of the other named executive officers. Additionally, the Committee considers recommendations from the named executive officers regarding incentive compensation for key employees who report to that executive officer.

Elements and Mix of Compensation. The Compensation Committee does not utilize an exact calculation in determining the breakdown of executive compensation among base pay, bonus pay and other forms of compensation; rather, the Compensation Committee takes into consideration all forms of compensation together. When making decisions about individual compensation packages, our consideration of base salary ranges for the named executive officers is primarily based upon negotiations with that officer, taking into consideration work experience, individual and overall Company performance, level of responsibility, impact on the business, tenure, potential for advancement within the organization and the potential liability of being an officer of a public corporation. Annual salaries for newly-hired executives are determined at the time of hire taking into account the above factors other than tenure. Changes in an executive’s base salary may also take into consideration recent compensation, including bonuses and equity-based compensation.

Cash bonuses are a form of short-term incentive compensation which may be recommended by the Compensation Committee at its discretion, based on individual and overall Company performance. There is no specific bonus plan or policy in place setting forth timing of awards or establishing specific performance objectives. The Compensation Committee, at its discretion, determines and recommends the amounts and timing of any bonus awards. If applicable, and at the sole discretion of the Compensation Committee, a “merit-based” bonus may be recommended based on criteria such as exceptional individual and overall Company performance, assuming additional responsibility without an increase in base compensation, or such other criteria which the Compensation Committee may determine from time to time.

The long-term equity compensation component of our compensation program is comprised of equity awards and makes up a significant part of our named executive officers’ compensation package. Under our Non-Qualified Stock Option and Stock Grant Plan (“Plan”), we are authorized to issue non-qualified stock options, to make grants of stock and award grants of restricted stock to the officers, directors and key employees of our Company, including the named executive officers. There is no specific policy or procedure in place setting forth the timing or amount of awards, although the outstanding awards and future compensation are reviewed at least annually. The Compensation Committee, at its discretion, determines and recommends the amounts and timing of any equity awards. The stock options are priced based on the closing market price of our common stock on the grant date, which in most cases is the date the Board approves the award. The Board may, in its discretion, modify existing stock option awards without shareholder consent under the terms of the Plan.

Additional benefits provided to executive officers and key employees as part of their compensation packages include health insurance and health expense reimbursement. A 401(k) retirement plan was established in 2012 and a health reimbursement plan was established in 2013. To the extent the named executive officers participate in these programs, they do so generally on the same basis as our other employees. We believe these benefits are generally consistent with those offered by other companies with which we compete for executive talent. Our named executive officers do not receive perquisites and we do not maintain any non-equity incentive plans, other than our cash bonus incentives described previously, nor do we maintain any deferred compensation plans.

The compensation for our directors is structured similar to that of our named executive officers. Specifically, our directors receive a combination of cash and equity incentives in the form of stock grants or options to purchase our common stock. The Compensation Committee reviews the form and amount of such compensation periodically to ensure that it is competitive and meeting our objectives discussed above.

Consideration of 2011 Say-on-Pay Vote. At our 2011 Annual Meeting of Shareholders held on June 21, 2011, over 98% of votes cast were in favor of the proposal to approve an advisory resolution regarding the 2010 compensation program for our named executive officers (“2011 say-on-pay vote”). The Compensation Committee believes this result is an indication that a vast majority of our shareholders are satisfied with our executive compensation policies and decisions, and that our executive compensation program effectively aligns the interests of our named executive officers with the interests of our shareholders. The Compensation Committee considered the results of the 2011 say-on-pay vote, and no changes were deemed necessary regarding the determination of executive compensation for 2013.

An advisory vote also was held on the frequency of the Company’s Say-on-Pay Proposal. As recommended by the Board, shareholders expressed their preference for an advisory vote on executive compensation every three years beginning in 2011. We have implemented that recommendation and there is a Say-on-Pay Proposal for consideration by the shareholders at the upcoming 2014 Annual Meeting. Our Board of Directors and the Compensation Committee will review the voting results for this Say-on-Pay Proposal in connection with their ongoing evaluation of our compensation programs and will consider the outcome of the vote when making future compensation decisions.

Specific Compensation Decisions. Each of our named executive officers receives an annual salary under the terms of his respective employment agreement or contractual agreement. In addition, each of our named executive officers has received stock options as part of his current compensation package.

The Company continued to experience operational challenges during 2013 which lowered the Company’s profit margin and cash flow and caused management to undertake several cost cutting measures, including a reduction in workforce at our Mexican mining operations, to help preserve cash. As a result of these developments, the Compensation Committee determined no cash bonuses were to be awarded during 2013 to the named executive officers and to any other employees of the Company.

In an effort to temper the impact on morale of no cash bonus awards and to continue to incentivize its management, the Compensation Committee recommended and the Board of Directors approved an award of stock options to key employees of the Company, including the named executive officers and the continuing directors, in September 2013. The Committee recommended various levels of awards based on the individual’s salary level and his or her efforts during what the Board considered to be a difficult year from an operations perspective. The awards to employees vested one-third in 90 days from the date of grant, one-third on the first anniversary of the date of grant and the remaining one-third on the second anniversary of the date of grant. All of the options are exercisable for ten years.

Barry Devlin joined the Company in January 2013 to succeed David Reid as Vice President Exploration. Mr. Devlin entered into a three-year employment agreement with us for a base salary of $280,000 and received a $20,000 cash signing bonus as an incentive to join the Company. He was awarded 240,000 stock options, which is consistent with our other executive officers upon accepting employment. Several individuals were also promoted from within our organization to serve as a named executive officer during 2013. The Company’s original employment agreements with these individuals remain in place; however, each individual received a corresponding increase in base salary consistent with his position and to compensate for additional duties and responsibilities, as discussed in “Employment Agreements” below.

Retirement Compensation. In connection with David Reid’s retirement effective February 1, 2013, we entered into a 12 month consulting agreement with him to continue a smooth transition in the exploration department. David Reid received $5,000 per month under this agreement. Upon its termination, we entered into a new contractual arrangement with Mr. Reid in 2014 on a month-to-month basis at an hourly rate for any consulting services provided. The Compensation Committee approved a retirement package for Mr. Reid consisting of a one-time payment of $500,000. The Compensation Committee believed this was appropriate in view of the fact that David Reid is a co-founder of the Company and without his hard work over many years, including his discovery of the largest vein system to date at the El Aguila property, the Company would not have achieved the same level of success.

William Reid, the other co-founder of the Company, retired as CEO effective September 30, 2013. He retired from the Board of Directors effective December 31, 2013. In February 2014, we entered into a month-to-month consulting agreement whereby Mr. Reid receives $15,000 per month under this agreement to assist us in identifying and developing potential exploration properties, resource investments and acquisition targets. In 2013, the Compensation Committee approved a retirement package for William Reid consisting of a one-time payment of $1,800,000. The Compensation Committee believed this was appropriate in view of the amount of time and effort expended over many years, and for a period of time at significantly less-than-market salary rates for a Chairman and Chief Executive of a junior mining company, as well as taking into account the level of success achieved by the Company during his tenure.

Our Current Executive Officers

In addition to Jason Reid (CEO and President), who also serves as a member of our Board of Directors and whose biographical information is disclosed under the heading “Directors,” our named executive officers as of the date of this proxy statement and former named executive officers who are listed in the Summary Compensation Table below include the following individuals:

Joe A Rodriguez. Joe Rodriguez, age 52, has served as our Chief Financial Officer since October 10, 2013. Prior to his appointment as Chief Financial Officer, Mr. Rodriguez served as Controller of the Company since July 2010. From May 2009 to June 2010, Mr. Rodriguez ran his own financial services consulting firm providing consulting services for four public companies in the mining and petroleum energy industries. He served as internal audit director for Apex Silver Mines Corp., now known as Golden Minerals Company (NYSE MKT: AUMN), from March 2007 to April 2009. Mr. Rodriguez’s professional experience also includes various positions in audit and tax services with several small to medium-size accounting firms and in-house accounting positions with Chevron and Gulf Oil. Mr. Rodriguez received his Bachelor of Arts degree in Accounting from Sul Ross State University in 1984 and maintains his CPA license in Colorado.

Richard M. Irvine. Rick Irvine, age 49, joined the Company as Chief Operating Officer in March 2012 to supervise the mining operations in Mexico, evaluate other property opportunities in Mexico and globally. Prior to joining the Company, Mr. Irvine was the General Manager for Goldgroup Mining Inc. (TSX: GGC) at the Caballo Blanco project in Veracruz, Mexico since April 2011. From November 2009 to March 2011, he was based in Lima, Peru where he served as Country Manager for Minera Huallanca S.A., a mining company operating two underground mines in Peru and he oversaw the sale of these operations to Nyrstar SA (EUR: NYR.BR). From August 2008 to November 2009, he served as General Manager of Farallon Mining Ltd. (TSX: FAN) in Guerrero, Mexico. From October 2007 to September 2008, he served as Vice President and General Manager with Coeur d’Alene Mines Corporation (NYSE: CDE) where he supervised the San Bartolome project in La Paz, Bolivia. From December 2006 to October 2007, he was Manager of Operations for Pan American Silver Corporation (NASDAQ: PAAS / TSX: PAAS) and oversaw the design and development of the Manantial Espejo project in Argentina. Mr. Irvine has over 20 years of experience in the mining industry, including experience as a mine engineer and mine supervisor. Mr. Irvine received a Bachelor’s degree in Geology in 1987 from the University of New Brunswick Fredericton and a Bachelor’s degree in Mining Engineering in 1990 from Queen’s University Kingston, Ontario.

Barry D. Devlin. Barry Devlin, age 56, joined the Company in January 2013 as Vice President of Exploration. From May 2007 through December 2012, he was Vice President, Exploration with Endeavor Silver Corp. (NYSE: EXK, TSX: EDR), a silver mining company with operations in Mexico. Mr. Devlin has more than 30 years of professional experience in managerial phases of exploration and mine geology. He has participated in the discovery, acquisition and development of numerous mineral deposits in North and South America. Prior to his tenure at Endeavor Silver Corp., he served in various capacities with Hecla Mining Company (NYSE: HL) from May 1990 to April 2007, including as its Generative Exploration Manager, Exploration Manager—Guyana Shield, and Senior Geologist. Prior to joining Hecla Mining Company, Mr. Devlin worked as a project geologist for various U.S. and Canadian entities. Mr. Devlin is a member of the Association of Professional Engineers and Geoscientists of British Columbia, Fellow of the Geological Association of Canada, and member of the Society of Economic Geologists. He received his Bachelor of Science Degree in Geology (with honors) in 1981 and Masters of Science Degree in Geology in 1987, both from the University of British Columbia, Vancouver, British Columbia.

Gregory A. Patterson. Greg Patterson, age 44, was appointed Vice President Corporate Development in October 2013. Since joining the Company in 2010, Greg has managed investor relations and participated in overall corporate strategy. Prior to joining the Company, Greg spent 15 years in marketing and territory sales management for two manufacturers of precision laboratory instruments. Greg holds a Bachelor’s degree in Environmental Biology (1991) from the University of Colorado.

Jessica M. Browne. Jessica Browne, age 37, joined the Company in June 2011 as its in-house counsel and was appointed Corporate Secretary in January 2013 and Vice President Legal in April 2014. From 2002 until June 2011, Ms. Browne was in private practice at Denver area law firms, focusing her practice on mergers and acquisitions, general corporate and securities law. Ms. Browne received a Masters of Science Degree in Taxation Law from the University of Denver in 2005, a Juris Doctor from the University of Colorado School of Law in 2001 and a Bachelor in Science in Business Administration summa cum laude in 1997 from the University of Texas Dallas.

Our officers serve at the pleasure of the Board of Directors.

Our Former Executive Officers

William W. Reid. William Reid, age 65, co-founder of the Company, served as Chief Executive Officer (“CEO”) and Chairman of the Board since our inception in 1998 until September 2013 and December 2013, respectively. He also served as Interim Chief Financial Officer from April 12, 2011 until June 15, 2011 and as President from inception until July 1, 2010. Since August 2005 until his retirement, Mr. Reid has devoted all of his business time to our affairs. In 1977, Mr. Reid co-founded US Gold Corporation, a Colorado corporation engaged in the exploration and production of mineral properties and now known as McEwen Mining Inc. (NYSE: MUX / TSX: MUX), and served as the President, CEO and Chairman of the Board of Directors until August 18, 2005. During his tenure with US Gold, that entity acquired, developed or produced gold from six different mines. Mr. Reid received a Bachelor of Science in physics in 1970 and a Master’s Degree in Economic Geology in 1972 from Purdue University. William Reid is the father of Jason Reid, our CEO, President and a director. Mr. Reid has not served on the board of directors of any other public companies or registered investment companies in the past five years. He is a fellow of the Society of Economic Geologists (SEG) and a member of the Society for Mining, Metallurgy and Exploration (SME). Our Board believes that Mr. Reid’s 38 years in the mining business, including experience as a geologist, mine finder, mine developer, mine financier and mine operator, provide the appropriate experience and qualifications to serve as a member of our Board.

Bradley J. Blacketor. Brad Blacketor, age 56, served as our full-time Chief Financial Officer from May 8, 2012 until October 6, 2013. He continued to provide services to the Company as a consultant through the date of filing of our Form 10-K. Mr. Blacketor served as the Chief Financial Officer of Bear Creek Mining Corporation (TSX-V: BCM) from February 2011 until May 2012. Prior to that, he served in various capacities with Metallica Resources Inc. (TSX: MR / NYSE MKT: MRB) from April 1997 to May 2009, including as its Vice President, Secretary and Chief Financial Officer prior to the company’s merger with New Gold Inc. (TSX: NGD / NYSE MKT: NGD). He provided financial consulting services from May 2009 until February 2011 and was part-time CFO of Mundoro Capital Inc. (TSX-V: MUN) from March 2010 until March 2011. Mr. Blacketor has served as a director of Kaminak Gold Corporation (TSX-V: KAM) since February 2013. Mr. Blacketor is a CPA who began his career in public accounting with Baller & Associates and Touche Ross & Co. in Denver, Colorado. He received his MBA from Colorado State University and Bachelor of Science degree in Business Administration with distinction from Indiana University.

David C. Reid. David Reid, age 64, co-founder of the Company, served as our Vice President of Exploration, Secretary and Treasurer until his retirement in February 2013. From 1977 to August 18, 2005, he was a co-founder, vice president and director of US Gold Corporation, now known as McEwen Mining Inc. Mr. Reid has 40 years of experience in the mining industry, including experience as a geologist, mine finder, mine developer, mine financier and mine operator. Mr. Reid received a Bachelor of Science degree in geology from Ball State University in 1972.

Executive Compensation

The following table summarizes the total compensation of our named executive officers, including all individuals serving at any time in such capacity during 2013:

2013 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary (c)	Bonus (d)	Option Awards (8) (f)		Non-Equity Incentive Plan Compensation (g)	All Other Compensation (i)		Total (j)
Jason D. Reid,	2013	$443,750	—	$315,054		—	$19,487	(10)	$778,291
CEO, President	2012	425,000	—	—		—	19,713	(11)	444,713
and Director (1)	2011	362,501	425,000	—		—	—		787,501
Joe A. Rodriguez,	2013	204,024	—	189,032		—	24,987	(12)	418,043
Chief Financial Officer (2)
Richard M. Irvine,	2013	300,000	—	189,032		—	22,480	(13)	511,512
Chief Operating Officer	2012	275,000	239,516	4,122,103	(9)	—	15,022	(14)	4,651,641
Barry D. Devlin,	2013	280,000	—	189,032		—	41,187	(15)	510,219
Vice President Exploration(3)
Gregory A. Patterson,	2013	173,750	—	189,032		—	19,487	(10)	382,269
Vice President Corporate
Development(4)
William W. Reid,	2013	450,000	—	—		—	1,884,252	(16)	2,334,252
Former CEO and	2012	600,000	—	—		—	25,213	(17)	625,213
Chairman(5)	2011	600,000	600,000	—		—	—		1,200,000
Bradley J. Blacketor,	2013	215,278	—	—		—	23,330	(18)	238,278
Former CFO(6)	2012	166,667	171,962	3,388,030	(9)	—	25,213	(17)	3,751,872
David C. Reid,	2013	35,333	—	—		—	579,252	(19)	614,585
Former VP Exploration,	2012	424,000	—	—		—	25,213	(17)	449,213
Secretary, Treasurer(7)	2011	424,000	424,000	—		—	—		848,000

(1)	Jason Reid was appointed CEO effective October 1, 2013. The executive officer did not receive additional compensation for his service as a director of the Company.
(2)	Mr. Rodriguez was appointed CFO on October 10, 2013.
(3)	Mr. Devlin joined the Company January 1, 2013.
(4)	Mr. Patterson was appointed Vice President Exploration effective October 1, 2013.
(5)	William Reid retired as CEO effective September 30, 2013 and as Chairman of the Board of Directors effective December 31, 2013.
(6)	Mr. Blacketor resigned from the Company on October 6, 2013.
(7)	David Reid retired from the Company effective February 1, 2013.
(8)	Valued using the Black-Scholes-Merton option pricing model. Please refer to Note 13 to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2013 for certain assumptions made in connection with these estimates.
(9)	Amounts reflect the incremental fair value, computed as of repricing or other modification date calculated in accordance with FASB ASC Topic 718 with respect to that repriced or modified award.
(10)	Represents $17,500 in Company contributions to the named executive officer’s account in the Company’s 401(k) plan, one one-ounce gold round and one one-ounce silver round valued together at $1,252 on the date of gift and a $735 “gross-up” payment to reimburse the individual for income tax liability attributable to the gift.
(11)	Represents $17,000 in Company contributions to the named executive officer’s account in the Company’s 401(k) plan, one one-ounce gold round and one one-ounce silver round valued together at $1,734 on the date of gift and a $979 “gross-up” payment to reimburse the individual for income tax liability attributable to the gift.
(12)	Represents $23,000 in Company contributions to the named executive officer’s account in the Company’s 401(k) plan, one one-ounce gold round and one one-ounce silver round valued together at $1,252 on the date of gift and a $735 “gross-up” payment to reimburse the individual for income tax liability attributable to the gift.
(13)	Represents $21,228 in family travel allowance and one one-ounce gold round and one one-ounce silver round valued together at $1,252 on the date of gift.
(14)	Represents $13,288 in family travel allowance and one one-ounce gold round and one one-ounce silver round valued together at $1,734 on the date of gift.
(15)	Includes: (i) $19,200 in Company contributions to the named executive officer’s account in the Company’s 401(k) plan; (ii) one one-ounce gold round and one one-ounce silver round valued together at $1,252 on the date of gift and a $735 “gross-up” payment to reimburse the individual for income tax liability attributable to the gift; and (iii) a one-time payment of $20,000 upon joining the Company.
(16)	Includes: (i) $23,000 in Company contributions to the named executive officer’s account in the Company’s 401(k) plan; (ii) one one-ounce gold round and one one-ounce silver round valued together at $1,252 on the date of gift; (iii) $60,000 retainer fees received for service on Board of Directors and (iv) a one-time $1,800,000 retirement payment.
(17)	Represents $22,500 in Company contributions to the named executive officer’s account in the Company’s 401(k) plan, one one-ounce gold round and one one-ounce silver round valued together at $1,734 on the date of gift and a $979 “gross-up” payment to reimburse the individual for income tax liability attributable to the gift.
(18)	Represents $23,000 in Company contributions to the named executive officer’s account in the Company’s 401(k) plan and $330 paid in consulting fees.
(19)	Includes: (i) $23,000 in Company contributions to the named executive officer’s account in the Company’s 401(k) plan; (ii) one one-ounce gold round and one one-ounce silver round valued together at $1,252 on the date of gift; (iii) $55,000 received pursuant to a consulting agreement and (iv) a one-time $500,000 retirement payment.

Employment Agreements. We maintain written employment agreements with each of our named executive officers. The employment agreements have a three year term from their effective date and are automatically renewable for subsequent one-year terms on each successive anniversary of the commencement of employment unless either party gives notice to the other that they do not wish to renew the agreement, provided such notice is given not less than 120 days prior to expiration. In accordance with the terms of the employment agreements, each named executive officer receives his respective base salary and is eligible for a cash bonus in the discretion of the Compensation Committee. As of the date of this proxy statement, the base salary amounts pursuant to these agreements were $600,000 for Jason Reid, $250,000 for Joe Rodriguez, $350,000 for Rick Irvine, $280,000 for Barry Devlin and $200,000 for Greg Patterson. Base salaries may be increased from time to time in the discretion of the Compensation Committee.

Change in Control. Pursuant to the terms of the aforementioned employment agreements, our named executive officers would be entitled to certain payments in the event their employment is terminated under certain circumstances. If we terminate the agreement without cause, or if the executive officer terminates the agreement “with good reason,” we would be obligated to pay thirty-five months’ of compensation in accordance with our regular pay schedule. Termination by an executive officer with good reason includes a “change in control.”

2013 Grants of Plan-Based Awards

The named executive officers each received an award of stock options during 2013 under the Company’s Amended and Restated Non-Qualified Stock Option and Stock Grant Plan. None of these awards are subject to performance targets and each grant is subject to a vesting schedule. The Company does not maintain any non-equity incentive compensation plans. The table below shows certain information regarding grants of plan-based awards to those named executive officers during fiscal 2013:

Name (a)	Grant Date (b)	All other option awards: Number of securities underlying options (#) (j)	Exercise or base price of option awards ($/Sh) (k)	Grant date fair value of stock and option awards ($) (1) (l)
Barry D. Devlin	1/3/2013	240,000	$14.63	$1,464,552
	9/17/2013	60,000	7.24	189,032
Richard M. Irvine	9/17/2013	60,000	7.24	189,032
Joe A. Rodriguez	9/17/2013	60,000	7.24	189,032
Gregory A. Patterson	9/17/2013	60,000	7.24	189,032
Jason D. Reid	9/17/2013	100,000	7.24	315,054

(1)	The amounts shown represent the aggregate fair value of the award calculated as of the grant date in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 13 to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2013.

In connection with joining the Company in 2013, Mr. Devlin received 240,000 options to purchase our common stock for $14.63 per share, vesting in equal installments over three years from the grant date and expiring ten years from the date of grant.

As discussed in the Compensation Discussion and Analysis above, each of the named executive officers received options to purchase our common stock in September 2013 in lieu of cash bonuses for the year. The awards to each of the named executive officers in lieu of cash bonuses for 2013 vests as follows: one-third on December 17, 2013, one-third on September 17, 2014 and one-third on September 17, 2015 and expire ten years from the date of grant.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table summarizes the outstanding equity awards of our named executive officers’ at the fiscal year end December 31, 2013:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares Or Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(#)	(#)		(#)	($)		(#)	($)	(#)	($)
Jason D. Reid	400,000	0		0	3.40	2/22/2018	—	—	—	—
	200,000	0		0	3.95	4/23/2019	—	—	—	—
	33,333	66,667	(2)	0	7.24	9/17/2023	—	—	—	—
Joe A. Rodriguez	225,000	0		0	11.90	6/23/2020	—	—	—	—
	20,000	40,000	(2)	0	7.24	9/17/2023	—	—	—	—
Richard M. Irvine	100,000	200,000	(3)	0	17.64	8/14/2022	—	—	—	—
	20,000	40,000	(2)	0	7.24	9/17/2023	—	—	—	—
Barry D. Devlin	80,000	160,000	(4)	0	14.63	1/3/2023	—	—	—	—
	20,000	40,000	(2)	0	7.24	9/17/2023	—	—	—	—
Gregory A. Patterson	225,000	0		0	11.90	6/23/2020	—	—	—	—
	20,000	40,000	(2)	0	7.24	9/17/2023	—	—	—	—
William W. Reid	400,000	0		0	0.25	4/22/2014	—	—	—	—
	250,000	0		0	3.40	2/22/2018	—	—	—	—
	300,000	0		0	3.95	4/23/2019	—	—	—	—
David C. Reid	250,000	0		0	3.40	2/22/2018	—	—	—	—
	250,000	0		0	3.95	4/23/2019	—	—	—	—
Bradley J. Blacketor	80,000	160,000	(3)	0	17.64	8/14/2022	—	—	—	—

(1)	Each stock option award vested immediately on the grant date.
(2)	The award vests as follows: one-third on December 17, 2013, one-third on September 17, 2014 and one-third on September 17, 2015.
(3)	The award vests as follows: one-third on August 14, 2013, one-third on August 14, 2014 and one-third on August 14, 2015.
(4)	The award vests as follows: one-third on January 3, 2014, one-third on January 3, 2015 and one-third on January 3, 2016.

2013 Option Exercises and Stock Vested

The following table summarizes the option exercises and stock vested of our named executive officers’ during the fiscal year ended December 31, 2013:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
David C. Reid	600,000	$7,650,000	—	—
William W. Reid	400,000	2,080,000	—	—

Vote Necessary to Approve Proposal 3; Board Recommendation

If a quorum is present at the meeting, the affirmative vote of a majority of the votes cast in person or by proxy at the annual meeting is required to adopt the advisory proposal approving executive compensation. Each share of common stock is entitled to one vote on this proposal. The Board of Directors recommends a vote FOR the approval of executive compensation, and proxies solicited by the Board of Directors will be so voted in the absence of instructions to the contrary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who beneficially own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and beneficial owners of greater than ten percent of our common stock are required by regulations of the SEC to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely upon a review of the copies of such reports furnished to us, no such person failed to file on a timely basis any report required by such section during fiscal 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

As of April 29, 2014, there are a total of 54,179,369 shares of our common stock outstanding, our only class of voting securities currently outstanding. The following table describes the beneficial ownership of our voting securities as of April 29, 2014 by: (i) each of our directors, director nominees and named executive officers; (ii) all of our directors, director nominees, and officers (whether or not named executive officers) as a group; and (iii) each shareholder known to us to own beneficially more than 5% of our common stock. Unless otherwise stated, the address of each of the individuals is our address, 2886 Carriage Manor Point, Colorado Springs, CO 80906. All ownership is direct, unless otherwise stated.

In calculating the percentage ownership for each shareholder, we assumed that any options owned by an individual exercisable within 60 days of this proxy statement are exercised, but not the options owned by any other individual. Certain information regarding the ownership of shareholders believed to beneficially own more than 5% of our common stock has been obtained from reports filed by these shareholders with the SEC.

Name and Address of Beneficial Owner	Shares Beneficially Owned
	Number		Percentage (%)
Jason D. Reid (1)	1,700,587	(4)(5)	3.1%
Bill M. Conrad (2)	473,000	(6)	*
5415 Widgeon Point
Colorado Springs, CO 80918
Tor Falck (2)	120,000	(7)	*
10 Cromwell Place
London SW7 2JN United Kingdom
Gary C. Huber (2)	140,000	(8)	*
2101 E. Euclid Ave.
Centennial, CO 80121
Richard M. Irvine (3)	125,000	(9)	*
Joe A. Rodriguez(3)	245,000	(10)	*
Barry D. Devlin (3)	103,400	(11)	*
Gregory A. Patterson(3)	952,670	(12)	1.8%
Jessica M. Browne(3)	103,333	(13)	*
William Reid	3,111,582	(14)	5.7%
211 Harbour Dr Naples, FL 34103
Hochschild Mining plc	9,451,874		17.4%
46 Albemarle Street
London W1S 4JL United Kingdom
All Officers and Directors as a Group	3,962,990	(5)(6)(7)(8)(9)(10)(11)(12)(13)	7.1%
(10 persons)

*	Less than 1%
(1)	Officer and Director.
(2)	Director.
(3)	Officer.
(4)	Includes 122,102 shares owned by the reporting person’s spouse, of which he disclaims beneficial ownership.
(5)	Includes options to purchase 633,333 shares which are currently exercisable.
(6)	Includes options to purchase 325,000 shares which are currently exercisable.
(7)	Includes options to purchase 120,000 shares which are currently exercisable.
(8)	Includes options to purchase 140,000 shares which are currently exercisable.
(9)	Includes options to purchase 120,000 shares which are currently exercisable.
(10)	Includes options to purchase 245,000 shares which are currently exercisable.
(11)	Includes options to purchase 100,000 shares which are currently exercisable.
(12)	Includes options to purchase 245,000 shares which are currently exercisable.
(13)	Includes options to purchase 103,333 shares which are currently exercisable.
(14)	Includes options to purchase 550,000 shares which are currently exercisable.

Changes In Control

We entered into a Strategic Alliance Agreement with Hochschild, a significant shareholder of our Company, in 2008. As part of that agreement, we also agreed to appoint up to two nominees of Hochschild to our Board of Directors, depending upon its level of ownership. The standstill provision which prevented Hochschild from acquiring more than 40% of our common stock through purchases in the market or directly from us expired in February 2011. As a result, Hochschild may acquire additional shares of our common stock, which may result in a change in control of our Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We consider “related party transactions” to be transactions between the Company and (i) a director, officer, director nominee or beneficial owner of greater than five percent of our common stock; (ii) the spouse, parents, children, siblings or in-laws of any person named in (i); or (iii) an entity in which one of our directors and officers is also a director or officer or has a material financial interest. The Audit Committee is vested with the responsibility of evaluating and approving any potential related party transaction, unless a special committee consisting solely of disinterested and independent directors (as defined in the NYSE MKT Rules) is appointed by the Board of Directors. Our policies and procedures for related party transactions are set forth in writing in our Corporate Governance Guidelines and Audit Committee Charter.

PROPOSALS OF SHAREHOLDERS FOR PRESENTATION

AT THE NEXT ANNUAL MEETING OF SHAREHOLDERS

We anticipate that the next annual meeting of shareholders will be held in June 2015. Any shareholder who desires to submit a proper proposal for inclusion in the proxy materials related to the next annual meeting of shareholders must do so in writing in accordance with Rule 14a-8 of the 1934 Act, and it must be received at our principal executive offices no later than December 30, 2014 in order to be considered for inclusion in the proxy statement for the 2015 annual meeting of shareholders. Shareholders who intend to present a proposal at the 2015 annual meeting of shareholders without including such proposal in the 2015 proxy statement must provide us with a notice of such proposal no later than ninety days before the date of the annual meeting, or within twenty days from any announcement of the annual meeting details, if such announcement is made within ninety days or less from the date of the meeting. For proposals sought to be included in our proxy statement, the proponent must be a record or beneficial owner entitled to vote on such proposal at the next annual meeting and must continue to own such security entitling such right to vote through the date on which the meeting is held.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company shareholders may be “householding” our proxy materials, to the extent such shareholders have given their prior express or implied consent in accordance with SEC rules. A single Notice Regarding Availability of Proxy Materials, proxy statement and annual report (if you requested one) will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice Regarding Availability of Proxy Materials, proxy statement and annual report, please notify your broker to discontinue householding and direct your written request to receive a separate Notice Regarding Availability of Proxy Materials, proxy statement and annual report to the Company at: Gold Resource Corporation, Attention: Investor Relations, 2886 Carriage Manor Point, Colorado Springs, Colorado, 80906 or by calling (303) 320-7708. Shareholders who currently receive multiple copies of the Notice Regarding Availability of Proxy Materials, proxy statement and annual report at their address and would like to request householding of their communications should contact their broker.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other information with the SEC. The public may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. As an electronic filer, our public filings are maintained on the SEC’s internet site that contains reports, proxy statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov.

Our common stock is traded on the NYSE MKT under the ticker symbol “GORO.”

ANNUAL REPORT

Our Annual Report for the year ended December 31, 2013, including financial statements and schedules, is included with this proxy statement.

OTHER MATTERS

The Board of Directors knows of no other business to be presented at the annual meeting of shareholders. If other matters properly come before the meeting, the persons named in the accompanying form of proxy intend to vote on such other matters in accordance with their best judgment.

By Order of the Board of Directors

April 30, 2014	/s/ Bill M. Conrad
Chairman of the Board

GOLD RESOURCE CORPORATION 2886 CARRIAGE MANOR POINT COLORADO SPRINGS, CO 80906

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		All	All	Except
The Board of Directors recommends you vote FOR the following:		☐	☐	☐
1. Election of Directors
Nominees:
01 Bill M. Conrad	02 Jason D. Reid		03 Tor Falck		04 Gary C. Huber
The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2. Ratify KPMG LLP as independent registered public accounting firm for 2014.						☐	☐	☐
3. Advisory vote to approve executive compensation.						☐	☐	☐
NOTE: Other Business: To transact such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

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GOLD RESOURCE CORPORATION Annual Meeting of Shareholders June 19, 2014 10:00 AM This proxy is solicited by the Board of Directors

Bill Conrad or Jason Reid, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Gold Resource Corporation to be held on June 19, 2014 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side